Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: David C. Hostetter (717) 291-2456

Fulton Financial reports 2013 earnings

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Diluted earnings per share for the fourth quarter of 2013 was 22 cents, a 4.8 percent increase from the third quarter of 2013 and a 10.0 percent increase from the fourth quarter of 2012. For the year ended December 31, 2013, diluted earnings per share was 83 cents, a 3.8 percent increase from 2012.

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The provision for credit losses was $2.5 million for the fourth quarter of 2013, a $7.0 million, or 73.7 percent, decrease from the third quarter of 2013. For the year ended December 31, 2013, the provision for credit losses decreased $53.5 million, or 56.9 percent, compared to 2012. Non-performing loans decreased $14.0 million, or 8.3 percent, in comparison to September 30, 2013 and $56.8 million, or 26.9 percent, in comparison to December 31, 2012.

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Net interest income for the fourth quarter of 2013 increased $419,000, or 0.3 percent, compared to the third quarter of 2013, while the net interest margin increased 3 basis points to 3.48 percent. For the year ended December 31, 2013, in comparison to 2012, net interest income decreased $17.1 million, or 3.1 percent, while the net interest margin decreased 26 basis points.

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Average loans for the fourth quarter of 2013 increased $64.4 million, or 0.5 percent, compared to the third quarter of 2013. Average loans for the year ended December 31, 2013 increased $610.0 million, or 5.1 percent, in comparison to 2012.

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Non-interest income, excluding investment securities gains, decreased $4.0 million, or 9.0 percent, in comparison to the third quarter of 2013, while non-interest expense increased 0.1 percent. For the year ended December 31, 2013, in comparison to 2012, non-interest income, excluding investment securities gains, decreased $33.7 million, or 15.8 percent, while non-interest expense increased $12.1 million, or 2.7 percent.

•	During 2013, the Corporation successfully completed the conversion to its new core processing system, which supports customer relationship management for substantially all deposit and loan customers.

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During 2013, the Corporation repurchased 8.0 million shares of its common stock. The Corporation is authorized to repurchase up to 4.0 million additional shares, or approximately 2.1 percent of its outstanding shares, through March 31, 2014.

(January 21, 2014) - Lancaster, PA - Fulton Financial Corporation (NASDAQ: FULT) reported net income of $42.1 million, or 22 cents per diluted share, for the fourth quarter of 2013, compared to $39.9 million, or 21 cents per diluted share, for the third quarter of 2013. For the year ended December 31, 2013, net income was $161.8 million, or 83 cents per diluted share, a 3.8 percent increase in comparison to the 80 cents per diluted share earned for the same period in 2012.
“2013 was a year of good progress and positioning the company for the future. We increased our loan portfolio, one of our key strategic priorities. Overall asset quality improved significantly as seen in our lower provision for credit losses and lower non-performing loan levels year over year. We continued to prudently deploy capital through our share repurchases and cash dividends to our shareholders,” said E. Philip Wenger, Chairman, CEO and President. “Fourth quarter financial performance was solid with further improvement in asset quality. We were particularly pleased to see modest expansion in our net interest margin, an area that has been a challenge over the last several quarters.”

Asset Quality
Non-performing assets were $169.3 million, or 1.00 percent of total assets, at December 31, 2013, compared to $186.5 million, or 1.09 percent of total assets, at September 30, 2013 and $237.2 million, or 1.43 percent of total assets, at December 31, 2012. The $17.1 million, or 9.2 percent, decrease in non-performing assets in comparison to the third quarter of 2013 was primarily due to a decrease in non-performing commercial loans, construction loans and residential mortgages, as well as a decrease in other real estate owned (OREO).
Annualized net charge-offs for the quarter ended December 31, 2013 were 0.33 percent of average total loans, compared to 0.45 percent for the quarter ended September 30, 2013 and 0.91 percent for the quarter ended December 31, 2012. The allowance for credit losses as a percentage of non-performing loans was 132.8 percent at December 31, 2013, as compared to 126.5 percent at September 30, 2013 and 106.8 percent at December 31, 2012.

Net Interest Income and Margin
Net interest income for the fourth quarter of 2013 increased $419,000, or 0.3 percent, from the third quarter of 2013. The net interest margin increased three basis points, or 0.9 percent, to 3.48 percent in the fourth quarter of 2013 from 3.45 percent in the third quarter of

2013. Average yields on interest-earning assets increased two basis points, while the average cost of interest-bearing liabilities declined two basis points during the fourth quarter of 2013 in comparison to the third quarter of 2013.
For the year ended December 31, 2013, net interest income decreased $17.1 million, or 3.1 percent. The net interest margin was 3.50 percent for 2013, compared to 3.76 percent for 2012.

Average Balance Sheet
Total average assets for the fourth quarter of 2013 were $16.9 billion, a decrease of $71.4 million, or 0.4 percent, from the third quarter of 2013, due primarily to a $159.6 million decrease in average investment securities, partially offset by a $64.4 million increase in average loans.

	Quarter Ended		Increase (decrease)
	Dec 31, 2013	Sep 30, 2013	$	%
	Dollars in thousands
Loans, by type:
Real estate - commercial mortgage	$5,065,963	$4,961,871	$104,092	2.1%
Commercial - industrial, financial, and agricultural	3,639,690	3,706,113	(66,423)	(1.8)%
Real estate - home equity	1,774,919	1,767,095	7,824	0.4%
Real estate - residential mortgage	1,331,987	1,323,972	8,015	0.6%
Real estate - construction	581,306	576,222	5,084	0.9%
Consumer	287,245	299,057	(11,812)	(3.9)%
Leasing and other	111,456	93,832	17,624	18.8%
Total Loans, net of unearned income	$12,792,566	$12,728,162	$64,404	0.5%

Total average liabilities decreased $93.1 million, or 0.6 percent, from the third quarter of 2013, primarily due to a $238.0 million decrease in average short-term borrowings, partially offset by a $118.9 million increase in average deposits.

	Quarter Ended		Increase (decrease)
	Dec 31, 2013	Sep 30, 2013	$	%
	Dollars in thousands
Deposits, by type:
Noninterest-bearing demand	$3,318,073	$3,221,648	$96,425	3.0%
Interest-bearing demand	2,966,994	2,895,156	71,838	2.5%
Savings deposits	3,410,030	3,359,795	50,235	1.5%
Total demand and savings	9,695,097	9,476,599	218,498	2.3%
Time deposits	2,965,604	3,065,210	(99,606)	(3.2)%
Total Deposits	$12,660,701	$12,541,809	$118,892	0.9%

Non-interest Income
Non-interest income, excluding investment securities gains, decreased $4.0 million, or 9.0 percent, in comparison to the third quarter of 2013. Mortgage banking income decreased $2.8 million, including a $1.5 million decrease in servicing income and a $1.3 million decrease in gains on sales of mortgage loans, as both volumes and spreads decreased. Servicing income in the third quarter of 2013 included a $1.7 million reduction of the valuation allowance for mortgage servicing rights. Service charges on deposit accounts decreased $1.2 million, or 8.4 percent, due to a decrease in overdraft fees.
For the year ended December 31, 2013, non-interest income, excluding investment securities gains, decreased $33.7 million, or 15.8 percent, in comparison to 2012. Mortgage banking income decreased $13.9 million, including a $21.7 million decrease in gains on sales of mortgage loans, which was partially offset by an increase in servicing income due to a reduction in the valuation allowance for mortgage servicing rights. Service charges on deposit accounts decreased $6.0 million, or 9.8 percent, due primarily to lower overdraft fees. Other service charges and fees decreased $7.4 million, or 16.7 percent, as foreign currency processing revenues declined after the December 2012 sale of the Corporation’s Global Exchange Group Division. This sale also generated a $6.2 million gain in 2012.

Non-interest Expense
Non-interest expense increased $157,000, or 0.1 percent, in the fourth quarter of 2013 compared to the third quarter of 2013. Salaries and employee benefits increased $1.9 million, or 2.9 percent, due primarily to an increase in incentive compensation. Data processing and software expenses decreased $2.2 million primarily due to the timing of expenditures associated with the core processing system conversion, which was completed during the third quarter of 2013.
For the year ended December 31, 2013, non-interest expense increased $12.1 million, or 2.7 percent, in comparison to 2012. Salaries and employee benefits increased $9.3 million, or 3.8 percent, driven by an increase in staffing, normal merit increases and higher benefits costs. Data processing and software expenses increased $3.7 million, due to the 2013 core processing system conversion. Professional fees increased $1.6 million and other outside services increased $1.1 million, both primarily due to costs associated with regulatory compliance and risk management. OREO and repossession expense decreased $3.8 million, or 34.1 percent, due to decreases in holding costs and net losses on the sales of foreclosed properties as asset quality improved. During the fourth quarter of 2012, the Corporation incurred a $3.0 million penalty associated with the prepayment of approximately $20 million of Federal Home Loan Bank (FHLB) advances.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, and the Quarterly Reports on Form 10-Q for the quarters ended September 30, 2013, June 30, 2013 and March 31, 2013, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.